Exhibit 10.12

Hortonworks, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Hortonworks, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a)	Annual Retainer for Board Membership: $30,000 for general availability and participation in meetings and conference calls of our Board of Directors.

(b)	Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000
Audit Committee member:	$7,500
Compensation Committee Chairperson:	$10,000
Compensation Committee member:	$5,000
Nominating and Corporate Governance Committee Chairperson:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(b) Annual Equity Grant. Each Outside Director shall receive an annual equity grant of restricted stock units under the Company’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) having a Fair Market Value (as defined in the 2014 Plan) of $150,000 as of the date of grant. The restricted stock units shall vest in full on the anniversary of the date of grant, subject to such director’s continued service as a director through the vesting date. The restricted stock units shall vest in full upon the closing of a Sale Event (as defined in the 2014 Plan). The initial annual equity grant shall occur upon the consummation of the Company’s initial public offering.

All subsequent annual equity grants shall be made to Outside Directors that are elected/re-elected at the Company’s annual meeting of stockholders on the date of such annual meeting of stockholders. All equity grants under this Policy will be made automatically in accordance with the terms of this Policy and the 2014 Plan, without the need for any additional corporate action by the Board or the Compensation Committee of the Board.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof.

Date Policy Approved: